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                                                                     EXHIBIT 5.1



June 28, 2001


Securities and Exchange Commission
Judiciary Plaza Office Building
450 Fifth Street, N.W.
Washington, DC  20549

Re:  Registration on Form S-8 of Cooper Industries, Inc.

Ladies and Gentlemen:

I am Senior Vice President, General Counsel and Secretary for Cooper Industries, Inc., an Ohio corporation ("Cooper"), and am familiar with the registration statement on Form S-8 under the Securities Act of 1933, as amended, covering the registration of 5,000,000 shares of Cooper's common stock, $5.00 par value (the "Shares"), issuable pursuant to the Cooper Industries, Inc. Amended and Restated Stock Incentive Plan (the "Plan"). I have examined such certificates, documents and records of Cooper and have made such other investigations as I have deemed necessary in order to render the opinion hereinafter set forth.

I am of the opinion that Shares issued pursuant to the Plan are duly authorized and duly reserved for issuance pursuant to the Plan, and, when issued in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable.

I hereby consent to the use of my name in such registration statement and also to the filing of this opinion as an exhibit to such registration statement.


Very truly yours,

*/S/  Diane K. Schumacher

Diane K. Schumacher
Senior Vice President,
General Counsel and Secretary